UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 7, 2005

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

10701 E. Ute Street Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)	(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 7, 2005 and October 10, 2005, holders of a portion of the 7% Senior Unsecured Convertible Notes due 2010 (the “Notes”) of Matrix Service Company (the “Company”) converted $4.5 million of the Notes into an aggregate of 906,421 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), as described in the table below.

Conversion Date	Principal Amount of Notes Converted ($)	Shares of Common Stock Issued
October 7, 2005	$173,500	34,885
October 10, 2005	4,326,500	871,536

Total	$4,500,000	906,421

Previously, in August 2005, $0.5 million of the Notes were converted into 95,854 shares of the Company’s common stock. As of the close of business on October 10, 2005, $25.0 million aggregate principal amount of the original $30.0 million of the Notes issued remain outstanding. The Notes are convertible into the Company’s Common Stock at an initial conversion price of $4.69 per share, subject to adjustment for stock dividends, stock splits, or other matters. The Notes were issued under a securities purchase agreement executed on April 22, 2005 among the Company and certain investors (the “Securities Purchase Agreement”).

The shares of Common Stock were issued solely to existing security holders upon the conversion of the Notes pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act, as amended. The Company did not pay or give, directly or indirectly, any commission or other remuneration for soliciting such conversion.

A description of the Notes and the Securities Purchase Agreement is set forth in the Company’s Current report on Form 8-K filed on April 25, 2005 (the “8-K”), which description is incorporated herein by reference. The Securities Purchase Agreement and the form of the Note were filed as exhibits to the 8-K.

As of the close of business on October 10, 2005, there were 22,595,243 shares of the Company’s common stock issued and 20,726,393 shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: October 13, 2005	By:	/s/ George L. Austin
George L. Austin
Chief Financial Officer and
Principal Accounting Officer